Exhibit 5.12

Simon Allard

April 10, 2017

TO:	Seabridge Gold Inc.

British Columbia Securities Commission

Ontario Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission

Manitoba Securities Commission

Nova Scotia Securities Commission

The Office of the Yukon Superintendent of Securities

Toronto Stock Exchange

United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

•	2016 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update and Preliminary Economic Assessment dated October 6, 2016

(the "Report")

In connection with the Company's short form prospectus dated April 10, 2017 and all documents incorporated by reference therein including, but not limited to, the Company's annual information form dated March 29, 2017 for the year ended December 31, 2016 (collectively, the "Prospectus"), I, Simon Allard, P.Eng., hereby:

1.	consent to the use of my name and references to those portions of the Report prepared by me, or portions thereof, in the Prospectus and to the inclusion or incorporation by reference of information derived from those portions of the Report prepared by me in the Prospectus; and

2.	confirm that I have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from those portions of the Report prepared by me or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ Simon Allard
Simon Allard, P.Eng.